UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

iRobot Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 28, 2009
PROXY STATEMENT For the Annual Meeting of Stockholders To Be Held on May 28, 2009
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS -- 2008
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END -- 2008
OPTION EXERCISES AND STOCK VESTED -- 2008
DIRECTOR COMPENSATION TABLE -- 2008
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL 3 Approval of an Amendment to the 2005 Stock Option and Incentive Plan and a Stock Option Exchange Program for Eligible Employees, Excluding, Among Others, our Executive Officers
OTHER MATTERS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING OF PROXY MATERIALS

Dear Stockholder:	April 13, 2009

You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Thursday, May 28, 2009 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.

At this annual meeting, you will be asked to elect three class I directors for three-year terms, to ratify the appointment of our independent registered public accountants, and to approve an amendment to the 2005 Stock Option and Incentive Plan and a stock option exchange program for eligible iRobot Corporation employees, excluding, among others, our executive officers. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of appointment of our independent registered public accountants, and FOR the amendment to the 2005 Stock Option and Incentive Plan and a stock option exchange program for eligible employees, excluding, among others, our executive officers.

Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN M. ANGLE
Chief Executive Officer & Chairman of the Board

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
(781) 430-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 28, 2009

To the Stockholders of iRobot Corporation:

The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 28, 2009, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:

1. To elect three (3) class I directors, nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year;

3. To approve an amendment to the 2005 Stock Option and Incentive Plan and a stock option exchange program for eligible iRobot Corporation employees, excluding, among others, our executive officers, which would enable them to exchange certain out-of-the-money stock options issued under the Company’s equity plans, for new stock options exercisable for fewer shares of common stock with lower exercise prices and extended vesting terms, and:

4. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Proposal 1 relates solely to the election of three (3) class I directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 9, 2009, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Directions to iRobot Corporation headquarters can be found at the Company’s website, http://www.irobot.com.

By Order of the Board of Directors,

GLEN D. WEINSTEIN
Senior Vice President,
General Counsel and Secretary

Bedford, Massachusetts
April 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2009. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://materials.proxyvote.com/462726

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 28, 2009

April 13, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Thursday, May 28, 2009, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended December 27, 2008, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 21, 2009.

The purposes of the annual meeting are to elect three class I directors for three-year terms, to ratify the appointment of the Company’s independent registered public accountants, and to approve an amendment to the 2005 Stock Option and Incentive Plan (the “2005 Plan”) and a stock option exchange program for eligible employees, excluding, among others, our executive officers. Only stockholders of record at the close of business on April 9, 2009 will be entitled to receive notice of and to vote at the annual meeting. As of March 27, 2009, 24,941,889 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, and for Proposal 3, the approval of an amendment to the 2005 Plan and a stock option exchange program for eligible employees, excluding, among others, our executive officers, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants and FOR the approval of an amendment to the 2005 Plan and a stock option exchange program for eligible employees, excluding, among others, our executive officers.

Aside from the election of directors, ratification of the appointment of the independent registered public accountants, and approval of an amendment to the 2005 Plan and a stock option exchange program for eligible employees, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 27, 2009: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

		Percentage of Shares
	Shares Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(2)

OppenheimerFunds, Inc.(3) 2 World Financial Center 225 Liberty Street New York, NY 10281-1008	2,571,257	10.3%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	1,399,950	5.6%
Morgan Stanley(5) 1585 Broadway New York, NY 10036	1,242,630	5.0%
Colin M. Angle(6)	1,906,292	7.6%
John J. Leahy	0	*
Joseph W. Dyer(7)	247,267	1.0%
Glen D. Weinstein(8)	113,636	*
Alison Dean(9)	30,724	*
Rodney A. Brooks, Ph.D.(10)	1,266,939	5.1%
Ronald Chwang(11)	754,681	3.0%
Jacques S. Gansler(12)	61,401	*
Andrea Geisser(13)	50,775	*
Helen Greiner(14)	1,530,178	6.1%
George C. McNamee(15)	107,128	*
Peter T. Meekin(16)	48,000	*
Paul J. Kern(17)	34,001	*
Geoffrey P. Clear(18)	182,140	*
All executive officers, directors and nominees as a
group (19) (13 persons)	6,151,022	24.7%

*	Represents less than 1% of the outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 27, 2009 and (ii) shares issuable pursuant to restricted stock units held by the respective person or group that vest within 60 days of March 27, 2009.

(2)	Applicable percentage of ownership as of March 27, 2009 is based upon 24,941,889 shares of common stock outstanding.

(3)	OppenheimerFunds, Inc. has shared voting power and shared dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by OppenheimerFunds, Inc. with the Securities and Exchange Commission on January 26, 2009, and includes 2,500,000 shares over which Oppenheimer Global Opportunity Fund has shared voting and shared dispositive power. The address of Oppenheimer Global Opportunity Fund is 6803 S. Tucson Way, Centennial, CO 80112.

(4)	BlackRock, Inc. has shared voting power and shared dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 10, 2009.

(5)	Morgan Stanley has sole voting power with respect to 1,143,868 of these shares and sole dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by Morgan Stanley with the Securities and Exchange Commission on February 17, 2009.

(6)	Includes 17,167 shares issuable to Mr. Angle upon exercise of stock options, 4,075 shares issuable to Mr. Angle upon vesting of restricted stock units and 190,549 shares held in a trust for the benefit of certain of his family members.

(7)	Includes 200,416 shares issuable to Mr. Dyer upon exercise of stock options and 2,875 shares issuable to Mr. Dyer upon vesting of restricted stock units.

(8)	Includes 104,202 shares issuable to Mr. Weinstein upon exercise of stock options and 1,838 shares issuable to Mr. Weinstein upon vesting of restricted stock units.

(9)	Includes 28,567 shares issuable to Ms. Dean upon exercise of stock options.

(10)	Includes 4,667 shares issuable to Dr. Brooks upon exercise of stock options.

(11)	Includes an aggregate of 526,970 shares held by iD5 Fund, L.P. Dr. Chwang is a general partner of the management company for iD5 Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by iD5 Fund, L.P. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 34,001 shares issuable to Dr. Chwang upon exercise of stock options and 193,710 shares held in a trust for the benefit of certain of his family members.

(12)	Includes 60,001 shares issuable to Dr. Gansler upon exercise of stock options.

(13)	Includes 34,001 shares issuable to Mr. Geisser upon exercise of stock options and 3,868 shares issuable to Mr. Geisser upon vesting of phantom stock.

(14)	Includes 10,667 shares issuable to Ms. Greiner upon exercise of stock options and 2,200 shares issuable to Ms. Greiner upon vesting of restricted stock units.

(15)	Includes 34,001 shares issuable to Mr. McNamee upon exercise of stock options and 3,487 shares issuable to Mr. McNamee upon vesting of phantom stock.

(16)	Includes 34,001 shares issuable to Mr. Meekin upon exercise of stock options and 3,481 shares issuable to Mr. Meekin upon vesting of phantom stock.

(17)	Consists of 34,001 shares issuable to Mr. Kern upon exercise of stock options.

(18)	Includes 123,350 shares held by Geoffrey P. Clear and Marjorle P. Clear (JTWROS), over which Mr. Clear and Mrs. Clear share voting power and investment power.

(19)	Includes an aggregate of 595,692 shares issuable upon exercise of stock options held by twelve (12) executive officers and directors, an aggregate of 10,988 shares issuable pursuant to restricted stock units held by four (4) executive officers and directors, and an aggregate of 10,836 shares issuable upon vesting of phantom stock to three (3) directors. Excludes securities beneficially owned by Mr. Clear, who is no longer employed by the Company, and Jeffrey A. Beck, who was appointed President, Home Robots as of April 1, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Colin M. Angle, Ronald Chwang, Ph.D., and Paul J. Kern, Gen. U.S. Army (ret.) and recommended that each be elected to the board of directors as a class I director, each to hold office until the annual meeting of stockholders to be held in the year 2012 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Angle and Kern and Dr. Chwang are class I directors whose terms expire at this annual meeting. Mr. Angle serves as our chairman of the board and chief executive officer. The board of directors is also composed of (i) three class II directors (Helen Greiner, George C. McNamee and Peter T. Meekin), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010 and (ii) three class III Directors (Rodney A. Brooks, Ph.D., Andrea Geisser, and Jacques S. Gansler, Ph.D.) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2011.

The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and		Year Current Term	Current Class
Year First Became a Director	Position(s) with the Company	Will Expire	of Director

Nominees for Class I Directors:
Colin M. Angle 1992	Chairman of the Board, Chief Executive Officer and Director	2009	I
Ronald Chwang, Ph.D. 1998	Director	2009	I
Paul J. Kern, Gen. U.S. Army (ret.) 2006	Director	2009	I
Continuing Directors:
Helen Greiner 1994	Director	2010	II
George C. McNamee 1999	Director	2010	II
Peter T. Meekin 2003	Director	2010	II
Rodney A. Brooks, Ph.D. 1990	Director	2011	III
Andrea Geisser 2004	Director	2011	III
Jacques S. Gansler, Ph.D. 2003	Director	2011	III

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages immediately prior to the annual meeting, and the positions currently held by each such person with the Company.

Name	Age	Position

Colin M. Angle	41	Chairman of the Board, Chief Executive Officer and Director
John J. Leahy	50	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey A. Beck	46	President, Home Robots
Joseph W. Dyer	62	President, Government & Industrial
Glen D. Weinstein	38	Senior Vice President, General Counsel and Secretary
Alison Dean	44	Vice President, Financial Controls & Analysis
Rodney A. Brooks, Ph.D.	54	Director
Ronald Chwang, Ph.D.(1)	61	Director
Jacques S. Gansler, Ph.D.(2)	74	Director
Andrea Geisser(3)	66	Director
Helen Greiner	41	Director
George C. McNamee(1)(2)(3)	62	Director
Peter T. Meekin(2)(3)	59	Director
Paul J. Kern, Gen. U.S. Army (ret)(1)	63	Director

(1)	Member of compensation committee

(2)	Member of nominating and corporate governance committee

(3)	Member of audit committee

Colin M. Angle, a co-founder of iRobot, has served as chairman of the board since October 2008, as chief executive officer since June 1997, and prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT.

John J. Leahy has served as our executive vice president, chief financial officer and treasurer since June 2008. From August 2007 to September 2007, Mr. Leahy, served as executive vice president, chief financial officer, principal financial/accounting officer and assistant treasurer of The Hanover Insurance Group, Inc. From 1999 to 2007, Mr. Leahy served as executive vice president and chief financial officer of Keane, Inc., and served as interim president and chief executive officer from May 2006 to January 2007. Mr. Leahy received a B.S. in Finance from Merrimack College and an M.B.A. from Boston College.

Jeffrey A. Beck has served as the president of our home robots division since April 2009. Prior to joining iRobot, Mr. Beck served at AMETEK Corporation as senior vice president and general manager, Aerospace & Defense from 2008 to 2009 and as vice president & general manager, Power Systems and Instruments Division from 2004 to 2008. From 1996 to 2004, Mr. Beck served in a number of positions at Danaher Corporation, including president, Danaher Precision Systems Division and vice president of sales, Kollmorgen I&C Division. Mr. Beck holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Boston University.

Joseph W. Dyer has served as the president of our government and industrial robots division since July 2006. Mr. Dyer served as executive vice president and general manager of our government and industrial robots division from September 2003 until July 2006. Prior to joining iRobot, Mr. Dyer served for 32 years in the U.S. Navy. From July 2000 until July 2003, he served as Vice Admiral commanding the Naval Air Systems Command at which he was responsible for research and development, procurement and in-service support for naval aircraft, weapons and sensors. He is an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. He also chairs NASA’s Aerospace Safety Advisory Panel. Mr. Dyer holds a B.S. in Chemical Engineering from North Carolina State University and an M.S. in Finance from the Naval Postgraduate School, Monterey, California.

Glen D. Weinstein has served as our general counsel since July 2000. Since February 2005, Mr. Weinstein has also served as a senior vice president, and he served as a vice president from February 2002 to January 2005. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Alison Dean has served as our vice president, financial controls & analysis and principal accounting officer since March 2007. Ms. Dean served as our vice president, financial planning & analysis from August 2005 until March 2007. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Rodney A. Brooks, Ph.D., a co-founder of iRobot, has served as a director since our inception in August 1990, and from inception until February 2004, as the chairman of the board of directors. Dr. Brooks held various positions at iRobot since our inception, including chief technology officer from June 1997 until September 2008, and prior to that, treasurer and president. In September 2008, Dr. Brooks co-founded Heartland Robotics to develop low-cost industrial robots that will empower workers and serves as its chairman and chief technology officer. Dr. Brooks has taken a leave from his position as Panasonic Professor of Robotics at MIT. From August 1997 until June 2003, he was the director of the MIT Artificial Intelligence Laboratory. Dr. Brooks is a member of the National Academy of Engineering. Dr. Brooks holds a degree in pure mathematics from the Flinders University of South Australia and a Ph.D. in Computer Science from Stanford University.

Ronald Chwang, Ph.D, has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of Silicon Storage Technology, Inc. and a number of other private high tech companies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California.

Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University.

Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Fenway Partners Resources, a private equity firm, and senior advisor to Zephyr Management Inc., a global private equity firm. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School.

Helen Greiner, a co-founder of iRobot, has served as a director since July 1994. Ms. Greiner also served as president of iRobot from June 1997 until February 2004 and as chairman of the board from February 2004 until October 2008. In October 2008, Ms. Greiner resigned as an employee of iRobot and as chairman of the board to become chairman, president & CEO of The Droid Works. Prior to joining iRobot, Ms. Greiner founded California Cybernetics, a company commercializing Jet Propulsion Laboratory technology. She has been honored by Technology Review Magazine as an “Innovator for the Next Century.” Ms. Greiner holds a B.S. in Mechanical Engineering and an M.S. in Computer Science, both from MIT.

George C. McNamee has served as a director since August 1999. Mr. McNamee is a managing partner of FA Technology Ventures, an information and energy technology venture capital firm. From 1984 to 2007, Mr. McNamee served as chairman of First Albany Companies Inc., a specialty investment banking firm. Mr. McNamee serves as chairman of the board of directors of Plug Power Inc. and is a director of Broadpoint Securities Group, Inc. and several private companies. He is a Trustee of the American Friends of Eton College and the Albany Academies. Mr. McNamee holds a B.A. from Yale University.

Peter T. Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz.

Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Gen. Kern has served as president and chief operating officer of AM General LLC since 2008, and as a senior counselor to The Cohen Group, an international strategic business consulting firm, from January 2005 until 2008. From 1963 to 2004, Gen. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Gen. Kern also serves on the board of directors of ITT Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan.

Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The board of directors has determined that Drs. Chwang and Gansler and Messrs. Geisser, McNamee, Meekin and Kern are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in 2008.

Policies Governing Director Nominations

Director Qualifications

The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.

The board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•	All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors

The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communication as follows:

For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Chairman of the Board, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the chairman of the board, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. All nine (9) board members attended the annual meeting of stockholders held in 2008.

Board of Directors Evaluation Program

The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts it own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors met nine (9) times during the fiscal year ended December 27, 2008, and took action by unanimous written consent two (2) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2008. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

The audit committee of the board of directors currently consists of Messrs. Geisser, McNamee and Meekin, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Geisser’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

The audit committee met seven (7) times during the fiscal year ended December 27, 2008. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

The compensation committee of the board of directors currently consists of Mr. McNamee, Gen. Kern, and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Rule 162(m) of the Internal Revenue Code. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met six (6) times and took action by unanimous written consent fourteen (14) times during the fiscal year ended December 27, 2008. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler, and Messrs. Meekin and McNamee, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Dr. Gansler serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.

The nominating and corporate governance committee met five (5) times during the fiscal year ended December 27, 2008. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Compensation Committee Interlocks and Insider Participation

During 2008, Dr. Chwang, Gen. Kern and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Messrs. Geisser (chairman), McNamee and Meekin. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 27, 2008, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2008.

The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2008. Information about PricewaterhouseCoopers LLP’s fees for 2008 is discussed below in this proxy statement under “Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has recommended that the Company retain PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2009 fiscal year.

Respectfully submitted by the Audit Committee,

Andrea Geisser (chairman)
George C. McNamee
Peter T. Meekin

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company’s cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification. George McNamee, Paul Kern and Ronald Chwang are the current members of the compensation committee.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 27, 2008 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 27, 2008 for filing with the SEC.

Respectfully submitted by the
Compensation Committee,

George C. McNamee (chairman)
Paul J. Kern
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion & Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our revenue and earnings growth. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, bonuses and equity awards.

Objectives of Our Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to serve us and help us to achieve our strategic objectives;

•	to align management’s interest with our success;

•	to connect a significant portion of the total potential cash compensation paid to executives to our annual financial performance or the division, region or segment of our business for which an executive has management responsibility by basing cash incentive compensation on corresponding financial targets;

•	to align management’s interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as revenue growth and gross profit improvement, as well as longer-term strategic objectives, such as invention and product development.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Methodologies for Establishing Executive Compensation

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer and, in 2008, our former chairman of the board. Mr. Angle, our chief executive officer, annually reviews each other named executive officer’s performance with the compensation committee.

With the input of our human resources department and compensation consultants, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for named executive officers, other than Mr. Angle. In conjunction with the annual performance review of each named executive officer in January of each year, the compensation committee carefully considers the recommendations of the chief executive officer when setting base salary, bonus payments under the prior year’s incentive compensation plan, target amounts and performance goals for the current year’s incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.

Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from companies with revenues, numbers of employees and market capitalizations similar to our profile.

With respect to 2008 base salary, cash incentive compensation, and long-term incentives, we reviewed companies with similar-sized revenues of greater than $160 million and less than $630 million and market capitalizations of between $275 million to $1.1 billion, in particular: Aerovironment, Inc., Argon ST, Inc., Audiovox Corp., Axsys Technologies, Inc., Ducommun Incorporated, Force Protection Inc., Gencorp Inc., Genesis Microchip Inc., Heico Corp., LoJack Corporation, National Presto Industries Inc., Plantronics Inc., Raven Industires Inc., Syntax-Brillian Corp., Tivo, Inc. and Universal Electronics Inc.

The compensation committee also engaged a consultant, DolmatConnell & Partners, to help evaluate peer companies for cash compensation and long-term incentive purposes, analyze applicable compensation data and determine appropriate compensation levels for our named executive officers.

We will annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2008, the compensation committee considered many factors in addition to benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities,

•	our past business and segment performance and future expectations,

•	our long-term goals and strategies,

•	the performance and experience of each individual,

•	past salary levels of each individual and of the named executive officers as a group,

•	relative levels of pay among the executive officers,

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits,

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer’s interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.

Elements of Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options and restricted stock awards, and an annual cash incentive program based on both corporate and, if appropriate, divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We also enter into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment following a change in control of the Company.

Annual Cash Compensation

Base Salary.  The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are at least comparable with salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We target base salaries for each of our executives at the market median (50th percentile) in the technology and robotics industry and also take into consideration many additional factors which we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.

Fiscal year 2007 demonstrated our ability to sustain growth while laying a strong foundation for continued expansion. Under Mr. Angle’s leadership, we improved our results of operations, achieved record revenues and gained momentum in areas of critical importance such as international market expansion and key military programs. As a result, in 2008, Mr. Angle received salary compensation of $372,288. The increase in Mr. Angle’s annual salary from $330,625 in 2007 to $378,769 was based on the compensation committee’s consideration of the factors described above. Additionally, the decision to increase Mr. Angle’s base salary was based on the compensation committee’s assessment that Mr. Angle’s 2007 salary was below the market median salary for chief executive officers whose companies were included in the selected benchmarks and that it would be appropriate to move towards more closely aligning Mr. Angle’s salary with the 50th percentile of such benchmarks.

Fiscal year 2008 base salaries for our executive officers, other than Mr. Angle, were determined by the compensation committee after considering the base salary level of the executive officers in prior years and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary levels for each of our executive officers, other than our chief executive officer, were also based upon evaluations and recommendations made by our chief executive officer. These recommendations include an assessment of the individual’s responsibilities, experience, individual performance and contribution to our performance, and also generally take into account the competitive environment for attracting and retaining executives consistent with our business needs.

In light of the considerations discussed above, for fiscal year 2008, the annual base salaries of our chief executive officer, chief financial officer, president, government & industrial robots, senior vice president and general counsel and vice president, financial controls and analysis were $378,769, $350,012, $325,000, $284,875 and $230,000, respectively. In addition, the annual base salaries of our former officers including our former chairman of the board and former chief financial officer were $330,625 and $278,200, respectively. We believe that the base salaries paid to our executive officers during our fiscal year 2008 achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are within our target of providing total compensation at the market median.

Cash Incentive Compensation.  The compensation committee believes that some portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful implementation of our strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the discretion of the compensation committee based on its assessment of our performance in general or the achievement of specific goals.

For fiscal 2008, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary, were 85% for our chief executive officer, 65% for our chief financial officer, 65% for the president of our Government & Industrial Robots division, 50% for our senior vice president and general counsel, and 25% for our vice president, financial controls and analysis. In addition, the target cash incentive awards under our Senior Executive Incentive Compensation Plan for our now departed officers, as a percentage of base salary, were 80% for our chairman and 40% for our former chief financial officer. This target payout amount was set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our company in a cost-effective way.

We designed our Senior Executive Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives and strategic milestones, and to reward substantial achievement of these company financial objectives and strategic milestones. The performance goals and cash incentive payment criteria established by the compensation committee under our 2008 Senior Executive Incentive Compensation Plan were designed to require significant effort and operational success on the part of us and our named executive officers for achievement. While the Senior Executive Incentive Compensation Plan is designed to provide cash incentive payments based upon objectively determinable formulas that tie cash incentive payments to specific financial goals and strategic milestones, the compensation committee retains the discretion to adjust cash incentive payments under the Senior Executive Incentive Compensation Plan based upon additional factors.

For each executive officer, except Mr. Leahy, 100% of his or her target cash incentive compensation in 2008 was tied to a company-wide revenue threshold. We had to achieve minimum revenue of approximately $300 million for any portion of the cash incentive compensation to be accrued, with accrual increasing ratably until we achieve revenue of approximately $311 million, at which 100% of the target cash incentive compensation would have been accrued; provided, however, that the payment of such cash incentive compensation was conditioned on our pre-tax net income as a percentage of revenue for fiscal 2008 remaining above a pre-determined threshold of 2%. The compensation committee chose revenue achievement as a primary determinant of cash incentive compensation because it believed that, as a “growth company,” we should reward meaningful revenue growth. The compensation committee conditioned the payment of cash incentive compensation on the achievement of a minimum level of pre-tax net income as a percentage of revenue because it believed that we must balance our growth with a disciplined increase in profitability designed to allow us to achieve our more long-term financial goals.

We achieved our revenue threshold for 2008, but because we did not achieve the minimum level of pre-tax net income, the executive officers, except Mr. Leahy, did not meet performance thresholds under the formula driven portion of the 2008 Senior Executive Incentive Compensation Plan. Nevertheless, based upon its discretion under the 2008 Senior Executive Incentive Compensation Plan, the compensation committee determined that cash incentive compensation should be paid based upon a number of factors including the substantial achievement of the fundamental revenue target, the company’s strengthened balance sheet and overall organizational improvements, the extraordinary global economic conditions, the lack of any cash incentive compensation paid pursuant to the 2007 Senior Executive Incentive Compensation Plan, and the comparable cash incentive compensation of companies within our peer group. Based on these factors, the compensation committee determined that our chief executive officer, chief financial officer, president, government & industrial robots, senior vice president and general counsel and vice president, financial controls and analysis should receive $105,714, $122,504, $153,380, $88,954 and $39,928, respectively, which corresponds to 33.5%, 100.0%, 73.4%, 63.0% and 69.9%, respectively, of each executive’s total target cash incentive compensation amount.

Because Mr. Leahy joined us in June 2008, after a substantial portion of the year had passed, and in accordance with the terms of his employment offer letter, the compensation committee provided that his cash incentive compensation would be paid at 100% of his threshold bonus amount.

In addition, pursuant to Ms. Greiner’s Employment Separation Agreement, a bonus payment of $102,913 was authorized by the compensation committee. Similarly, pursuant to Mr. Clear’s Transitional Services and Departure Agreement, a bonus payment of $27,791 was approved for Mr. Clear.

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants and other stock awards that are intended to promote success by aligning employee financial interests with long-term shareholder value. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the compensation committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. During fiscal year 2008, stock options and deferred stock awards were granted to our named executive officers. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.

Other Compensation

We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees. In addition, one executive officer receives amounts allocable to use of our corporate apartment. We also enter into executive agreements with our executive officers providing for certain severance benefits which may be triggered as a result of the termination of such officer’s employment under certain circumstances. We offer no perquisites, other than the use of our corporate apartment, that are not otherwise available to all of our employees.

Executive Agreements

We entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer will have their vesting accelerated by 25% upon a change in control. It was the belief of the compensation committee that these provisions were consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

From time to time, the Company’s executive officers enter into stock restriction agreements upon the exercise of their option grants.

We entered into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf.

On December 30, 2002, we entered into an independent contractor agreement with Dr. Rodney Brooks. On August 8, 2008, we amended and restated this independent contractor agreement. Our independent contractor agreement with Dr. Brooks shall continue until terminated by either party upon 60 days’ written notice.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Executive Compensation Summary

The following table sets forth summary compensation information for the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)(3)		($)

Colin M. Angle	2008	372,288	73,664	84,191	105,714	6,900		642,757
Chairman, Chief Executive	2007	324,820	30,691	25,944	0	6,750		388,205
Officer and Director	2006	281,731	17,935	—	105,081	6,600		411,347
John J. Leahy(4)	2008	195,199	105,591	173,423	122,504	5,654		602,371
Executive Vice President, Chief Financial Officer and Treasurer
Joseph W. Dyer	2008	322,074	50,256	49,082	153,380	6,900		581,692
President and General	2007	300,240	18,285	16,215	0	6,750		341,490
Manager Government & Industrial	2006	277,600	10,313	—	155,142	6,600		449,655
Glen D. Weinstein	2008	282,704	47,575	99,841	88,954	6,900		525,974
Senior Vice President, General Counsel and Secretary
Alison Dean	2008	228,654	21,028	219,421	39,928	6,854		515,885
Vice President, Financial Controls & Analysis, Principal Accounting Officer
Helen Greiner(5)	2008	273,402	223,476	147,927	102,913	337,525	(6)	1,085,243
	2007	324,820	30,691	25,944	0	6,750		388,205
	2006	282,749	17,935	—	105,081	6,600		412,365
Geoffrey P. Clear(7)	2008	201,860	(6,636)	98,300	27,791	83,460	(8)	404,775
	2007	265,144	13,218	20,089	0	6,750		305,201
	2006	248,461	6,042	5,136	42,999	6,600		309,238

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, as appropriate, in accordance with SFAS No. 123(R) and, accordingly, includes amounts from options granted prior to 2008. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for certain assumptions made in the valuation of stock and option awards.

(2)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain prerequisites and other personal benefits received by the named executive officers which do not exceed $10,000.

(3)	Represents 401(k) matching contributions.

(4)	Mr. Leahy joined as Executive Vice President, Chief Financial Officer and Treasurer, iRobot Corporation, on June 9, 2008.

(5)	Ms. Greiner resigned as an employee and as Chairman of the Board, effective October 24, 2008.

(6)	Includes severance payments of $330,625 and payment in lieu of 401(k) matching contribution of $6,900 pursuant to an Employment Separation Agreement dated October 22, 2008.

(7)	Mr. Clear resigned as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective June 9, 2008, and served as Senior Finance Advisor to the Chief Executive Officer from June 9, 2008 until September 5, 2008.

(8)	Includes severance payments pursuant to a Transitional Services and Departure Agreement dated April 30, 2008, equal to $83,460.

Grants of Plan-Based Awards in 2008

The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during 2008.

GRANTS OF PLAN-BASED AWARDS — 2008

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
					Number	Number of	or Base	Value of
					of Shares	Securities	Price of	Stock and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(2)	($/Sh)	($)

Colin M. Angle	—	—	315,658	631,316	—	—	—	—
	3/28/2008	—	—	—	16,300	—	17.13	279,219
	3/28/2008					26,000	17.13	217,935
John J. Leahy	—	122,504	122,504	245,008	—	—	—	—
	6/27/2008	—	—	—	60,000	—	14.05	843,000
	6/27/2008	—	—	—	—	200,000	14.05	1,384,540
Joseph W. Dyer	—	—	209,076	418,152	—	—	—	—
	3/28/2008	—	—	—	11,500	—	17.13	196,995
	3/28/2008	—	—	—	—	14,000	17.13	117,349
Glen D. Weinstein	—	—	141,197	282,394	—	—	—	—
	3/28/2008	—	—	—	7,350	—	17.13	125,906
	3/28/2008	—	—	—	—	14,000	17.13	117,349
Alison Dean	—	—	57,115	114,230	—	—	—	—
	3/28/2008	—	—	—	1,750	—	17.13	29,978
	7/25/2008	—	—	—	1,333	—	14.09	18,782
	7/25/2008	—	—	—	—	5,333	14.09	37,109
Helen Greiner	—	—	264,500	529,000	—	—	—	—
	3/28/2008	—	—	—	8,800	—	17.13	150,744
Geoffrey P. Clear	—	—	110,622	221,244	—	—	—	—
	3/28/2008	—	—	—	3,350	—	17.13	57,386

(1)	This reflects the threshold, target and maximum incentive cash payout levels established under our 2008 Senior Executive Incentive Compensation Plan.

(2)	All stock awards and option awards were made pursuant to our 2005 Plan.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The compensation paid to the named executive officers includes salary, cash incentive compensation and equity incentive compensation. In addition, each named executive officer is eligible to receive contributions to his or her 401(k) plan under our matching contribution program.

Executive Agreements

In March 2006, we entered into executive agreements with Messrs. Angle, Clear, Weinstein and Dyer, and Ms. Greiner. In March 2007 and June 2008, we entered into executive agreements with Ms. Dean and Mr. Leahy, respectively. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual target cash incentive compensation, as well as certain continued health benefits. The agreements also provide that all options granted to each officer will have their vesting accelerated by 25% upon a change in control.

On October 22, 2008, we entered into an employment separation agreement with Ms. Greiner, which supersedes her executive agreement, and provides for the following, among other things: (i) separation pay equal to one year’s base salary, (ii) health benefits coverage for up to four months, (iii) the opportunity to receive a pro-rated cash incentive compensation for fiscal 2008, (iv) annual cash and equity awards pursuant to the Company’s non-employee director compensation policy, (v) full acceleration of all of her currently outstanding stock options, restricted stock awards and restricted stock units if Ms. Greiner ceases to serve as a director of the Company and (vi) a general release by Ms. Greiner, in each case in the manner specified in the employment separation agreement.

On April 30, 2008, we entered into a transitional services and departure agreement with Mr. Clear, which supersedes his executive agreement, and provided for certain separation benefits through December 31, 2008 and acceleration of certain unvested stock options and restricted stock awards.

In 2008, salary was approximately 57.9%, 32.4%, 55.4%, 53.7%, 44.3%, 25.2% and 49.9% of the total compensation for Messrs. Angle, Leahy, Dyer and Weinstein, Mses. Dean and Greiner, and Mr. Clear, respectively. In 2007, salary was approximately 83.7%, 87.9%, 83.7%, and 86.9% of the total compensation for Messrs. Angle and Dyer, Ms. Greiner, and Mr. Clear, respectively.

Cash Incentive Compensation

Our named executive officers are eligible to participate in our Senior Executive Incentive Compensation Plan. Pursuant to this plan, we award our named executive officers cash incentive payments based on an evaluation of the achievement against predetermined measurable financial and operational metrics in accordance with the terms of the plan as adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries.

For each executive officer, except Mr. Leahy, 100% of his or her target bonus in 2008 was tied to a company-wide revenue threshold. We had to achieve minimum revenue of approximately $300 million for any portion of the bonus to be accrued, with bonus accrual increasing ratably until we achieve revenue of approximately $311 million, at which 100% of the target bonus would have been accrued; provided, however, that the payment of such bonus was conditioned on our pre-tax net income as a percentage of revenue for fiscal 2008 remaining above a pre-determined threshold of 2%. The compensation committee chose revenue achievement as a primary determinant of cash incentive compensation because it believed that, as a “growth company,” we should reward meaningful revenue growth. The compensation committee conditioned the payment of cash incentive compensation on the achievement of a minimum level of pre-tax net income as a percentage of revenue because it believed that we must balance our growth with a disciplined increase in profitability designed to allow us to achieve our more long-term financial goals.

We achieved our revenue threshold for 2008, but because we did not achieve the minimum level of pre-tax net income, the executive officers, except Mr. Leahy, did not meet performance thresholds under the formula driven portion of the 2008 Senior Executive Incentive Compensation Plan. Because Mr. Leahy joined us in June 2008, after a substantial portion of the year had passed, the compensation committee provided that his cash incentive compensation would be paid at 100% of his threshold, which was approximately 20.3% of his total compensation. Nevertheless, based upon its discretion under the 2008 Senior Executive Incentive Compensation Plan, the committee determined that cash incentive compensation should be paid based upon a number of factors including the substantial achievement of the fundamental revenue target, the extraordinary global economic conditions, the lack of any cash incentive compensation paid pursuant to the 2007 Senior Executive Incentive Compensation Plan , and the comparable cash incentive compensation of companies within our peer group.

For 2008, non-equity incentive compensation was approximately 16.4%, 20.3%, 26.4%, 16.9%, 7.7%, 9.5%, and 6.9% of the total compensation for Messrs. Angle, Leahy, Dyer and Weinstein, Mses. Dean and Greiner, and Mr. Clear, respectively.

Equity Incentive Compensation

Executive officers are eligible to receive restricted stock, stock option grants and other stock awards. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. In 2007 and 2008, stock options and restricted stock awards were granted to our named executive officers, as noted in the “Grants of Plan-Based Awards-2008” table above. There were no stock options or restricted stock awards granted to our named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the named executive officers, information about unexercised option awards and unvested restricted stock awards that were held as of December 27, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2008

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option		Units of Stock		Units of Stock
	Options	Options		Exercise	Option	That Have		That Have
	(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Colin M. Angle	8,001	13,332	(1)	16.03	5/25/2014	—		—
	—	26,000	(1)	17.13	3/28/2015	20,299	(1)	188,578
John J. Leahy	—	200,000	(2)	14.05	6/27/2015	60,000	(2)	557,400
Joseph P. Dyer	113,839	—		2.33	2/18/2014	—		—
	32,082	—		2.33	2/18/2014	—		—
	44,328	24,000	(3)	2.78	9/17/2014	—		—
	5,001	8,332	(4)	16.03	5/25/2014	—		—
	—	14,000	(4)	17.13	3/28/2015	13,999	(4)	130,051
Glen D. Weinstein	11,702	—		1.87	9/27/2010	—		—
	10,000	—		0.55	12/19/2012	—		—
	12,000	3,000	(5)	2.78	4/12/2014	—		—
	39,000	26,000	(5)	4.96	2/23/2015	—		—
	9,000	15,000	(6)	16.03	5/25/2014	—		—
	—	14,000	(6)	17.13	3/28/2015	11,850	(6)	110,087
Alison Dean	4,800	13,754	(7)	14.54	8/22/2015	—		—
	—	11,446	(7)	14.54	8/22/2015	—		—
	6,750	5,250	(8)	16.46	7/28/2013	—		—
	2,084	4,583	(8)	18.74	7/27/2014	2,583	(8)	23,996
	—	5,333	(8)	14.09	7/25/2015	875	(9)	8,129
Helen Greiner	8,001	13,332	(10)	16.03	5/25/2014	12,799	(10)	118,903
Geoffrey P. Clear	—	—		—	—	—		—

(1)	Mr. Angle’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Angle’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(2)	Mr. Leahy’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Leahy’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(3)	Mr. Dyer’s stock option grant vests over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(4)	Mr. Dyer’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Dyer’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(5)	Mr. Weinstein’s stock option grants vest over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(6)	Mr. Weinstein’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Weinstein’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(7)	Ms. Dean’s stock option grants vest over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(8)	Ms. Dean’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Ms. Dean’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(9)	Ms. Dean’s restricted stock award vests over a two-year period, at a rate of fifty percent (50%) on the six-month anniversary of the grant and fifty percent (50%) on the two-year anniversary of the grant.

(10)	Ms. Greiner’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Ms. Greiner’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock awards during the year ended December 27, 2008, as well as the year-end value of exercised options and vested restricted stock.

OPTION EXERCISES AND STOCK VESTED — 2008

	Option Awards		Stock Awards
	Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)

Colin M. Angle	—	—	7,808	136,868
John J. Leahy	—	—	—	—
Joseph W. Dyer	—	—	4,557	79,627
Glen D. Weinstein	13,000	202,830	3,100	49,906
Alison Dean	25,000	86,945	1,292	19,333
Helen Greiner	—	—	7,808	136,868
Geoffrey P. Clear	52,440	640,052	8,531	128,471

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

Potential Benefits Upon Termination or Change in Control

Severance and Change in Control Arrangements in General

The executive agreements described under “Transactions with Our Executive Officers and Directors” below provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary, continued health plan premium payments for up to six months, and any unpaid compensation, benefits or unused vacation accrued. The executive agreements also provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 100% of the executive officer’s base salary, 50% of the executive officer’s target cash incentive compensation or other performance, profit-sharing or any other similar arrangement, continued health plan premium payments for up to one year, full vesting of all unvested stock, stock options, awards and rights, and any unpaid compensation, benefits or unused vacation accrued. In addition, upon a change in control, the executive agreements provide for the vesting of 25% of all unvested stock, option, awards and purchase rights granted to the executive officer.

Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on December 27, 2008, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

		Continuation of
	Base	Health Plan Premium	Accrued
	Salary	Payments	Vacation Pay	Total
Name(1)	($)	($)	($)	($)

Colin M. Angle	189,384	9,005	24,647	223,036
John J. Leahy	175,006	9,005	114	184,125
Joseph W. Dyer	162,500	263	25,000	187,763
Glen D. Weinstein	142,437	8,342	19,448	170,227
Alison Dean	115,000	8,065	5,370	128,435

(1)	Excludes Ms. Greiner and Mr. Clear, who were not employed by the Company on December 27, 2008.

Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on December 27, 2008, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the below table. The following table provides the market value (that is, the value based upon our stock price on December 27, 2008, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of December 27, 2008.

					Market	Market
			Continuation of	Accrued	Value of	Value of
	Base		Health Plan Premium	Vacation	Stock	Restricted
	Salary	Bonus	Payments	Pay	Options	Stock	Total
Name(1)	($)	($)	($)	($)	($)(2)	($)	($)

Colin M. Angle	378,769	160,977	18,010	24,647	—	188,578	770,981
John J. Leahy	350,012	113,754	18,010	114	—	557,400	1,039,290
Joseph W. Dyer	325,000	105,625	526	25,000	156,240	130,051	742,442
Glen D. Weinstein	284,875	71,219	16,684	19,448	132,110	110,087	634,423
Alison Dean	230,000	28,750	16,130	5,370	—	32,125	312,375

(1)	Excludes Ms. Greiner and Mr. Clear, who were not employed by the Company on December 27, 2008.

(2)	Excludes stock options where the exercise price is greater than market value of our common stock on December 27, 2008.

Automatic Acceleration of Vesting Following a Change in Control

As described above, certain terms of our executive agreements provide that 25% of all stock, options, awards and purchase rights granted to our executive officers under any stock plan prior to a Change in Control shall immediately become fully vested and exercisable as of the effective date of a change in control or termination without cause or resignation for good reason following a change in control. The following table provides the market value (that is, the value based upon our stock price on December 27, 2008, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of December 27, 2008 and the market value (that is, the value based upon our stock price on

December 27, 2008) of restricted stock awards that would become vested as a result of these acceleration events as of December 27, 2008.

	Market	Market
	Value of	Value of
	Stock	Restricted
	Options	Stock	Total
Name(1)	($)(2)	($)	($)

Colin M. Angle	—	47,144	47,144
John J. Leahy	—	139,350	139,350
Joseph W. Dyer	39,060	32,513	71,573
Glen D. Weinstein	33,028	27,522	60,550
Alison Dean	—	8,031	8,031

(1)	Excludes Ms. Greiner and Mr. Clear, who were not employed by the Company on December 27, 2008.

(2)	Excludes stock options where the exercise price is greater than market value of our common stock on December 27, 2008.

Director Compensation

In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2008, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$30,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000

Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Plan.

In 2008, each of our non-employee members of our board of directors was entitled to the following equity compensation: upon the initial election to the board of directors of a non-employee member would receive a one-time option to purchase 40,000 shares of our common stock under our 2005 Plan. All stock options granted to non-employee members of our board of directors vest in five equal annual installments commencing on the anniversary date of such grant. In addition, each non-employee director will receive an annual stock option award to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders, which will vest in three equal annual installments commencing on the anniversary date of such grant. All such stock options will be granted at the fair market value on the date of the award. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year ended December 27, 2008 for each non-employee member of our board of directors, except Ms. Greiner, who was employed by the

Company until her resignation in October 2008 and whose compensation is reflected in the summary compensation table. In accordance with the terms of her Employment Separation Agreement dated October 22, 2008, Ms. Greiner will not be eligible to receive compensation as a non-employee director of the Company until her separation pay has been paid in full. No member of our board of directors employed by us receives separate compensation for services rendered as a member of our board of directors.

DIRECTOR COMPENSATION TABLE — 2008

	Fees Earned or			All Other
	Paid in Cash		Option Awards	Compensation	Total
Name	($)		($)(2)(4)(5)	($)	($)

Rodney A. Brooks, Ph.D.	7,500		—	174,704(3)	182,204
Ronald Chwang, Ph.D.	37,500		205,295	—	242,795
Jacques S. Gansler, Ph.D.	40,000		96,894	—	136,894
Andrea Geisser	50,000	(1)	205,295	—	255,295
Paul J. Kern, Gen. U.S. Army (ret.)	37,500		213,198	—	250,698
George C. McNamee	60,000		205,295	—	265,295
Peter T. Meekin	45,000	(1)	205,295	—	250,295

(1)	Messrs. Geisser and Meekin deferred all of their 2008 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in the fiscal year ended December 27, 2008 in accordance with SFAS No. 123(R). See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for certain assumptions made in the valuation of stock option awards.

(3)	Represents the dollar amount of fees paid to Dr. Brooks for his services as a consultant to the Company during 2008, including $146,357 of cash compensation, $9,343 of stock awards and $19,004 in option awards, which represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008 in accordance with SFAS No. 123(R) and, accordingly, includes amounts from equity awards granted prior to 2008. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for certain assumptions made in the valuation of stock and option awards.

(4)	The non-employee members of our board of directors who held such position on December 27, 2008 held the following aggregate number of unexercised options as of such date:

Number of
Securities
Underlying
Unexercised
Name	Options

Rodney A. Brooks, Ph.D.	9,333
Ronald Chwang, Ph.D.	70,000
Jacques S. Gansler, Ph.D.	80,000
Andrea Geisser	70,000
Paul J. Kern, Gen. U.S. Army (ret.)	70,000
George C. McNamee	70,000
Peter T. Meekin	70,000

(5) The following table presents the fair value of each grant of stock options in 2008 to the non-employee members of our board of directors, computed in accordance with FAS 123(R):

			Exercise
		Number of	Price of	Grant Date
		Securities	Option	Fair Value of
		Underlying	Awards	Options
Name	Grant Date	Options	($)	($)

Rodney A. Brooks, Ph.D.	—	—	—	—
Ronald Chwang, Ph.D.	6/27/2008	10,000	14.05	63,933
Jacques S. Gansler, Ph.D.	6/27/2008	10,000	14.05	63,933
Andrea Geisser	6/27/2008	10,000	14.05	63,933
Paul J. Kern, Gen. U.S. Army (ret.)	6/27/2008	10,000	14.05	63,933
George C. McNamee	6/27/2008	10,000	14.05	63,933
Peter T. Meekin	6/27/2008	10,000	14.05	63,933

Transactions with Related Persons

Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2008, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction approval policy, which sets forth our polices and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2009 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2008 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of PricewaterhouseCoopers LLP attended all of the meetings of the audit committee in 2008. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years ended December 27, 2008 and December 29, 2007.

	2008	2007

Audit Fees	$718,702	$692,720
Audit-Related Fees	30,924	58,615
Tax Fees	25,000	—
All Other Fees	3,075	3,075

Total	$777,701	$754,410

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance.

All Other Fees

All other fees include licenses to technical accounting research software.

The audit committee has determined that the provision of services described above to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2009.

PROPOSAL 3

Approval of an Amendment to the 2005 Stock Option and Incentive Plan and a
Stock Option Exchange Program for Eligible Employees, Excluding, Among Others,
our Executive Officers

Introduction

We are seeking stockholder approval of an amendment to our 2005 Plan and an Option Exchange Program (defined below) that would allow us to cancel significantly out-of-the-money stock options currently held by some of our employees in exchange for the issuance of stock options exercisable for fewer shares of our common stock, with lower exercise prices and extended vesting terms. We are proposing this program because we believe that it will provide a more cost-effective retention and incentive tool to our employees rather than issuing incremental equity or paying additional cash compensation. Shares subject to exchanged stock options will be cancelled and the net shares, which are the shares underlying the exchanged stock options in excess of the shares underlying the new stock options granted, will not be returned to the pool of shares available under our 2005 Plan. Based on the number of outstanding stock options as of March 20, 2009 and assuming (1) a Trailing Average Price (defined below) of $13.00, (2) the exchange ratios described below and (3) that all Eligible Options (defined below) are exchanged in the Option Exchange Program, we estimate a reduction in our overhang of outstanding stock options of approximately 658,034 shares.

Overview

On April 1, 2009, the compensation committee recommended to our board of directors, and our board of directors subsequently authorized, a stock option exchange program (the “Option Exchange Program”), subject to stockholder approval.

Stock options will be eligible for the program (“Eligible Options”) if they have exercise prices per share greater than or equal to the higher of (1) $13.00 or (2) 40% above the 90-day average closing price of our common stock on the NASDAQ Global Market (“NASDAQ”) for the business day on which the Option Exchange Program closes (the “Trailing Average Price”). The opportunity to participate in the Option Exchange Program will be offered to all of our domestic employees, excluding, among others, our executive officers, (collectively referred to as the “Eligible Participants”) who hold Eligible Options that were granted under either the Amended and Restated 2004 Stock Option and Incentive Plan (“2004 Plan”) or the 2005 Plan. Eligible Options exchanged in the Option Exchange Program that were issued under the 2004 Plan or the 2005 Plan will, upon the closing of the exchange offer, be exchanged for new options (“New Options”) granted pursuant to the 2005 Plan. No members of our board of directors will be eligible to participate in the Option Exchange Program.

Under the proposed Option Exchange Program, each New Option will: (1) have an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the date the New Options are granted, which will be the day that our exchange offer expires, currently anticipated to be May 29, 2009 (the “Grant Date”), (2) have the same expiration date as the exchanged Eligible Option, (3) not be exercisable on the date they are granted, even if the corresponding exchanged Eligible Options had previously become exercisable and (4) will have the following vesting schedule, subject to the Eligible Participant’s continuing service:

•	If and to the extent the corresponding exchanged Eligible Option was exercisable as of the Grant Date, a like portion of the New Option will become exercisable on the first anniversary of the Grant Date; and

•	If and to the extent the corresponding exchanged Eligible Option was not exercisable as of the Grant Date, a like portion (or all) of the New Option will become exercisable one year from the date(s) as of which the Eligible Option would have become exercisable in accordance with its terms.

The New Options will be exercisable for fewer shares of our common stock than the Eligible Options in accordance with an exchange ratio schedule described below. All New Options will be non-qualified stock options for federal income tax purposes, regardless of whether the Eligible Options exchanged were incentive stock options or non-qualified stock options. The New Options will otherwise have substantially the same terms and conditions as the corresponding exchanged Eligible Options.

We believe that, if approved by the stockholders, the Option Exchange Program will permit us to:

•	enhance long-term stockholder value by restoring competitive incentives to the participants so they are further motivated to complete and deliver the important strategic and operational initiatives of our company, as exercise prices significantly in excess of market price undermine the effectiveness of options as employee performance and retention incentives; and

•	reduce potential overhang, which is the number of shares issuable upon the exercise of outstanding stock options and other stock awards, by reducing the total number of outstanding stock options.

Under the listing rules of NASDAQ, stockholder approval is required to implement the Option Exchange Program. If our stockholders approve this proposal, our board of directors intends to close the exchange offer at 5:00 p.m. Eastern Time on the day following our annual meeting. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on our employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for many of these employees, particularly in the high-tech industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At our company, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

When the compensation committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by NASDAQ on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price.

Our stock price has experienced a significant decline during the past several years. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, 67% of our outstanding stock options had exercise prices greater than the closing price of our common stock as reported by NASDAQ on March 20, 2009 of $8.40. In addition, as of March 20, 2009, Eligible Participants held options to purchase 1,398,592 shares of our common stock with exercise prices ranging from $13.07 per share to $34.98 per share, while the closing price of our common stock on NASDAQ on that date was $8.40. These “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe the Option Exchange Program will provide us with an opportunity to restore for Eligible Participants an incentive to remain with us and contribute to the future growth and success of our business. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board of directors believes are necessary to motivate our employees to increase long-term stockholder value.

In addition to providing key incentives to our employees, excluding, among others, our executive officers, the Option Exchange Program is also designed to benefit our stockholders by reducing the potential dilution to our capital structure from stock option exercises in the future and by providing us better retention tools for our employees due to the extended vesting terms for the New Options.

Based on the number of outstanding stock options as of March 20, 2009 and assuming (1) a Trailing Average Price of $13.00, (2) the exchange ratios described below and (3) that all Eligible Options are exchanged in the Option Exchange Program, we estimate a reduction in our overhang of outstanding stock options of approximately 658,034 shares. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Consideration of Alternatives

When considering how best to continue to incentivize and reward our employees who have out-of-the-money stock options, the compensation committee engaged an independent compensation consultant, DolmatConnell & Partners, to review and evaluate strategies to address this issue, including providing specific recommendations for the Option Exchange Program parameters. Based on its review, DolmatConnell & Partners presented several potential alternatives to the compensation committee including:

Take no action.  This alternative would require us to conclude that the out-of-the-money stock options would not impact our ability to retain qualified employees by providing competitive compensation packages. We feel, however, that taking no action would have a negative psychological effect as many of the outstanding options are substantially out-of-the-money and have a low perceived value by our employees. In addition, offering valuable equity grants to our employees is warranted based on the practices of other companies in our vertical markets and geographic region, as well as our view of the overall competitive landscape for qualified employees.

Increase cash compensation or provide cash retention bonuses.  To replace equity incentives, we considered substantially increasing base and target bonus compensation or providing cash retention bonuses. Significant increases in cash compensation or bonuses, however, would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results and provide shorter term retention incentives than equity compensation.

Grant additional equity compensation.  We generally make annual equity grants of stock options and/or restricted stock units to our highest achieving employees to keep total employee compensation packages competitive with those of our peer companies from year to year and to generally incentivize employees. In addition to this year’s annual equity grants, we considered granting employees special supplemental stock option grants at current market prices to mitigate the loss in value of previously granted stock options that are now out-of-the-money. While such additional equity grants would provide a positive psychological effect to employees and enhance retention, such supplemental option grants would substantially increase our overhang and result in potential additional dilution to our stockholders. It would also increase our stock compensation expense, which could negatively impact our stock price.

Implement Option Exchange Program.  Finally, we considered implementing an option exchange program. We evaluated various types of option exchange programs, including an option-for-cash exchange and an option-for-stock exchange, and determined that an option-for-option exchange would best meet our long-term incentive and retention goals. We determined that a program under which employees could exchange stock options with an exercise price greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. We believe that the opportunity to exchange Eligible Options for New Options exercisable for fewer shares, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

•	Reduction of the Number of Shares Subject to Outstanding Options. In addition to the out-of-the-money options having little or no retention value, they also would not otherwise reduce our stock option overhang until they are exercised or expire unexercised. If approved by our stockholders, the Option Exchange Program will reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding. Under the proposed Option Exchange Program, Eligible Participants will receive stock options covering fewer shares than the exchanged Eligible Options. As a result, the number of shares subject to all outstanding equity awards will be reduced, thereby reducing the overhang. Based on the number of outstanding stock options as of March 20, 2009 and assuming (1) a Trailing Average Price of $13.00, (2) the exchange ratios described below and (3) that all Eligible Options are exchanged in the Option Exchange Program, we estimate Eligible Options to purchase approximately 1,398,592 shares would be exchanged and cancelled, while New Options covering approximately 740,558 shares would be issued. This would result in a net reduction in the overhang of our outstanding stock options by approximately 658,034 shares, or approximately 2.64% of the number of shares of our common stock outstanding as of March 20, 2009. The actual reduction in our overhang that may result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange Program, we may find it necessary to issue additional options to our employees at current market prices, increasing our overhang. These grants would deplete the current pool of options available for future grants under the 2005 Plan and would also result in increased stock compensation expense, which could negatively impact our stock price.

Description of the Option Exchange Program

Implementing the Option Exchange Program.  If the Option Exchange Program is approved by our stockholders, it is our board of directors’ intent that Eligible Participants who were offered the opportunity to participate in the program under a tender offer (an “Offer to Exchange”) filed with the Securities and Exchange Commission (the “SEC”) will be able to complete their exchange by 5:00 p.m. Eastern Time on May 29, 2009, the day following the annual meeting. From the time the Offer to Exchange commences, the Eligible Participants will be given at least 20 business days to make an election to exchange all or a portion of their Eligible Options on a grant-by-grant basis in exchange for New Options. The Grant Date will be the day the Offer to Exchange expires, which we expect will be on May 29, 2009. Even if the Option Exchange Program is approved by our stockholders, our board of directors will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the Offer to Exchange or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Option Exchange Program applies only to this exchange program. If we were to implement a stock option exchange program in the future, we would once again need to seek stockholder approval.

Outstanding Options Eligible for the Option Exchange Program.  To be eligible for exchange under the Option Exchange Program, an option must have an exercise price that is greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price. As of March 20, 2009, options to purchase approximately 3,515,954 shares of our common stock were outstanding, of which options to purchase approximately 1,398,592 shares, would be eligible for exchange under the Option Exchange Program (assuming a Trailing Average Price of $13.00).

Eligibility.  The Option Exchange Program will be open to all of our domestic employees, except our executive officers, who hold Eligible Options. Members of our board of directors are not eligible to participate in the Option Exchange Program. To be eligible, an employee must be employed by us at the time the Offer to Exchange commences. Additionally, to receive the New Options, an Eligible Participant who exchanges his or her Eligible Options must be an employee on the Grant Date. As of March 20, 2009, approximately 354 employees held Eligible Options (assuming a Trailing Average Price of $13.00).

Exchange Ratios.  The Option Exchange Program is not a one-for-one exchange. The exchange ratios will be designed to result in a fair value, for accounting purposes, of the New Options that will be approximately equal to the fair value of the Eligible Options (based on valuation assumptions made when the Option Exchange Program commences). The exchange ratios will be designed to make the grant of the New Options approximately accounting expense neutral. The actual exchange ratios will be determined by the compensation committee prior to the commencement of the Option Exchange Program.

The exchange ratios will be established by grouping together Eligible Options with certain exercise prices and assigning an appropriate exchange ratio to each grouping, and will be based on the fair value of the Eligible Options (calculated using a binomial option pricing model) within the relevant grouping. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value (also calculated using a binomial option pricing model) approximately equal to or less than the fair value of the exchanged Eligible Options. This should minimize any additional compensation cost that we must recognize upon granting the New Options, other than some incremental compensation expense that might result from fluctuations in the fair market value of our common stock after the exchange ratios have been set but before the Grant Date.

Although the exchange ratios cannot be currently determined, we can provide an example based on certain assumptions regarding the Trailing Average Price, the fair value of the Eligible Options, and the fair market value of our common stock. For illustration purposes, assuming a Trailing Average Price of $13.00 and a fair market value of our common stock of $8.40 per share (the closing price of our common stock as reported by NASDAQ on March 20, 2009), then based on the above method of determining the exchange ratios, the following exchange ratios would apply:

The Exchange Ratio
would be (Eligible
Options to New
If the Exercise Price of an Eligible Option is:	Options):

$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on fair market value of $8.40 per share. We will apply the same methodology once these factors are decided closer to the time of commencement of the Option Exchange Program. The total number of shares of our common stock underlying a New Option that an Eligible Participant will receive with respect to an exchanged Eligible Option will be determined by dividing the number of shares of our common stock underlying the exchanged Eligible Option by the applicable exchange ratio and rounding to the nearest whole number. The exchange ratios will be applied on a grant-by-grant basis.

For example, if an Eligible Participant exchanges an Eligible Option to purchase 1,000 shares with an exercise price of $17.40 per share, that Eligible Participant would receive a New Option to purchase 571 shares (that is, 1,000 divided by 1.75, with the result rounded to the nearest whole number, equals 571).

The following table shows the number of shares of our common stock underlying outstanding Eligible Options (assuming a Trailing Average Price of $13.00) in each exercise price range as of March 20, 2009.

	Maximum		Weighted
	Number of Shares	Weighted	Average
	Underlying	Average Exercise	Remaining Life
Exercise Price Range of Eligible Options	Eligible Options	Price	(in Years)

$13.00 to $16.00	436,094	$14.43	6.26
$16.01 to $18.00	350,180	$16.78	5.41
$18.01 to $20.00	212,803	$18.68	5.23
$20.01 to $22.00	155,607	$20.94	5.42
Above $22.00	243,908	$25.58	4.39

Election to Participate.  Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis.

Exercise Price of New Options.  All New Options will be granted with an exercise price equal to the closing price of our common stock as reported by NASDAQ on the Grant Date.

Vesting of New Options.  The New Options will not be exercisable on the date they are granted, even if the corresponding exchanged Eligible Options had previously become exercisable. In general, subject to the Eligible Participant’s continuing service, the New Options will become exercisable as follows:

•	If and to the extent the corresponding exchanged Eligible Option was exercisable as of the Grant Date, a like portion of the New Option will become exercisable on the first anniversary of the Grant Date; and

•	If and to the extent the corresponding exchanged Eligible Option was not exercisable as of the Grant Date, a like portion (or all) of the New Option will become exercisable one year from the date(s) as of which the Eligible Option would have become exercisable in accordance with its terms.

Term of the New Options.  The New Options will have the same expiration date as the original exchanged Eligible Options.

Other Terms and Conditions of the New Options.  The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the Grant Date. Any additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the Eligible Options exchanged in the Option Exchange Program. The shares of our common stock for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Cancellation of Net Shares.  The Eligible Options exchanged for New Options will be cancelled. The net shares, which are the shares underlying the Eligible Options in excess of the shares underlying the New Options, will not be returned to the pool of shares available under the 2005 Plan. Therefore, the number of shares in the pool of shares of our common stock available for issuance under the 2005 Plan will remain unchanged as a result of the Option Exchange Program.

Accounting Treatment.  We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the unamortized compensation cost of the surrendered options as well as any incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees for the exchanged Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options exchanged for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Options will not be recognized; however, we would recognize any unamortized compensation expense from the exchanged Eligible Options which would have been recognized under the original vesting schedule.

United States Federal Income Tax Consequences.  The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by us or our employees upon the grant of the New Options. However, the Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change.

Upon exercise of the New Options, the Eligible Participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Such income is considered compensation subject to employment taxes. Upon disposition of the shares, the Eligible Participant will recognize capital gain or loss (which will be long- or short-term depending upon whether the stock were held for more than one year from the date of exercise) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock.

All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental Requirements.  The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes as the laws and regulations are subject to change.

Text of Proposed Amendment to the 2005 Plan

Immediately following approval of the 2005 Plan, our board of directors resolved that no further grants of stock options or other awards would thereafter be made under the Amended and Restated 1994 Stock Plan, Amended and Restated 2001 Special Stock Option Plan and 2004 Plan. Therefore, the New Options must be granted under the 2005 Plan. The 2005 Plan does not currently permit us to reduce the exercise price of outstanding options or effect repricing through cancellation and re-grants, with certain exceptions relating to recapitalizations, reorganizations and similar events.

The proposed amendment gives the compensation committee the authority to implement the Option Exchange Program described in this proxy statement. If our stockholders approve this proposal, the 2005 Plan shall be amended by amending and restating Section 14 in its entirety as follows:

“Section 14.  AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants, including cancellation in exchange for cash. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 14 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d).”

Summary of the 2005 Plan

The following description of certain features of the 2005 Plan is intended to be a summary only.

Term of the Plan.  The 2005 Plan was adopted by our board of directors on September 28, 2005, and subsequently approved by our stockholders on October 10, 2005. Awards of incentive stock options may be granted under the 2005 Plan until September 28, 2015. No other awards may be granted under the 2005 Plan after September 28, 2015. Our board of directors may discontinue the 2005 Plan at any time.

Plan Administration.  The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan. The compensation committee currently consists of the following members of our board of directors: George McNamee, Paul J. Kern and Ronald Chwang. The compensation committee may delegate to any other executive officer the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

Shares Available for Issuance under the 2005 Plan.  We initially reserved 1,583,682 shares of our common stock for the issuance of awards under the 2005 Plan. In addition, the 2005 Plan provides that the number of shares reserved and available for issuance under the 2005 Plan will automatically increase each January 1, beginning in 2007, by 4.5% of the outstanding number of shares of our common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares from awards under the 2005 Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added back to the 2005 Plan and made available for future awards. In addition, stock options returned to our Amended and Restated 1994 Stock Plan, Amended and Restated 2001 Special Stock Option Plan and Amended and Restated 2004 Stock Option and Incentive Plan, as of result of their expiration, cancellation or termination, are automatically made available for issuance under our 2005 Plan. If our capital structure changes, because of a stock dividend, a reorganization or similar event, the number of shares that can be issued under the 2005 Plan will be appropriately adjusted.

As of March 20, 2009, stock options and other unvested restricted stock and deferred stock awards under the 2005 Plan covering 3,783,713 shares of our common stock were outstanding, and 2,448,891 shares were available for future grants under the 2005 Plan (assuming no outstanding awards under the other equity compensation plans are forfeited, cancelled or terminated (other than by exercise) after such date). Based solely on the closing price of our common stock as reported by NASDAQ on March 20, 2009 of $8.40, the maximum aggregate market value of our common stock that could potentially be issued under the 2005 Plan as of such date (including unvested restricted stock awards) is approximately $52,353,874.

Eligibility and Limitations on Grants.  Persons eligible to participate in the 2005 Plan will be our full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) as selected from time to time by the compensation committee. As of March 20, 2009, approximately 487 individuals were eligible to participate in the 2005 Plan.

The maximum award of stock options, stock appreciation rights, deferred stock or restricted stock granted to any one individual will not exceed 2,500,000 shares of our common stock (subject to adjustment for stock splits and similar events) for any fiscal year period.

Stock Options.  The 2005 Plan permits the granting of (1) options to purchase our common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) options that do not so qualify. Options granted under the 2005 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and key persons. The option exercise price of each option will be determined by the compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The maximum number of shares that can be granted in the form of incentive stock options cannot exceed 10,000,000.

The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the compensation committee. Options may be exercised in whole or in part with written notice to us.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee, or by delivery (or attestation to the ownership) of shares of our common stock purchased by the optionee in the open market or held by the optionee for a minimum specified period. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The compensation committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable.

Restricted Stock.  The compensation committee may award shares of our common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified period.

Deferred Stock Awards.  The compensation committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of our common stock and may be subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. In the compensation committee’s sole discretion and subject to the participant’s compliance with the procedures established by the compensation committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award.

Performance-based Awards.  To ensure that certain awards granted under the 2005 Plan, including awards of restricted stock and deferred stock, to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2005 Plan provides that the compensation committee may require that the vesting of such awards be conditioned on the satisfaction of any or all of the following performance criteria: (1) our return on equity, assets, capital or investment, (2) our pre-tax or after-tax profit levels or that of any subsidiary, division, operating unit or business segment, or any combination of the foregoing, (3) cash flow, funds from operations or similar measure, (4) total stockholder return, (5) changes in the market price of our common stock, (6) sales or market share or (7) earnings per share. The compensation committee will select the particular performance criteria within 90 days following the commencement of a performance cycle.

Tax Withholding.  Participants in the 2005 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the compensation committee, participants may elect to have the minimum tax withholding obligations satisfied either by cash payment, by authorizing us to withhold part of a cash payment to be made in satisfaction of an award under the 2005 Plan, by authorizing us to withhold shares of our common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares our common stock having a value equal to the amount of such taxes.

Change in Control Provisions.  The 2005 Plan provides that upon consummation of an Acquisition (as defined in the 2005 Plan), our board of directors and the board of directors of the surviving or acquiring entity shall, as to outstanding awards under the 2005 Plan, make appropriate provisions for the continuation or assumption of such awards.

Amendments and Termination.  Our board of directors may at any time amend or discontinue the 2005 Plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2005 Plan, including any amendments that increase the number of shares reserved for issuance under the 2005 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2005 Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by stockholders. Amendments shall also be subject to approval by stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2005 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in our capital stock or a merger or other transaction, the compensation committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation and re-grant. Notwithstanding the foregoing, if the proposed Option Exchange Program and related amendment to the 2005 Plan are approved, the compensation committee will be authorized to implement the Option Exchange Program described in this proxy statement.

Tax Aspects Under the Code.  The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2005 Plan. It does not describe all federal tax consequences under the 2005 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of our common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for us for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of our common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of our common stock at exercise, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of our common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option will be treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of our common stock on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of our common stock have been held. Special rules will apply where all or a portion of the exercise price of a non-qualified option is paid by tendering shares of our common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights.  No taxable income is generally realized upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, the grantee will have taxable ordinary income equal to the cash or fair market value of the shares of our common stock received from us, and we will be entitled to a corresponding deduction for tax purposes. Such income is also subject to Social Security taxes.

Restricted Stock Awards.  No income is generally realized by the grantee at the time the restricted stock award is granted unless the grantee makes an election under Section 83(b) of the Code within 30 days of the grant. If the grantee makes such a “Section 83(b) election” within the 30-day period, (1) the grantee will realize taxable compensation income equal to the value of the shares minus the purchase price, if any, and (2) we will be entitled to a corresponding tax deduction. When the grantee sells the shares after making a Section 83(b) election, he or she will realize capital gain or loss equal to the difference between the proceeds from the sale and the value of the shares on the grant date. If the grantee makes a Section 83(b) election and subsequently forfeits the shares, he or she will not be entitled to a deduction as a result of the forfeiture, but we must include as ordinary income the amount we previously deducted in the year of grant with respect to such shares.

If the grantee does not make a Section 83(b) election, (1) he or she will realize taxable compensation income when the restricted stock vests equal to the value of the shares upon vesting minus the purchase price, if any, and we will be entitled to a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the vesting date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held. Upon vesting, the grantee will also be subject to Social Security taxes on the value of the shares upon vesting minus the purchase price, if any.

Deferred Stock Awards.  No taxable income is generally realized upon the grant of a deferred stock award. When a deferred stock award is distributed to the grantee in shares of our common stock, the grantee will be taxed at ordinary income rates on the fair market value of the shares of our common stock on the date that the shares of our common stock are issued to the grantee. We generally will be entitled to a corresponding deduction for tax purposes.

Parachute Payments.  Any “parachute payments” (as defined in the Code) may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.  As a result of Section 162(m) of the Code, our deduction for certain awards under the 2005 Plan may be limited to the extent that the chief executive officer, or other named executive officers, receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2005 Plan is structured to allow grants to qualify as performance-based compensation.

Amended Plan Benefits

Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who or how many employees will elect to participate, how many Eligible Options will be exchanged or the number of New Options that will be granted. Members of our board of directors will not be eligible to participate in the Option Exchange Program. The table below lists all outstanding Eligible Options (assuming a Trailing Average Price of $13.00) held as of March 20, 2009 by all current employees who are not executive officers, as a group.

Number of
	Securities	Current
	Underlying	Eligible Option
	Outstanding Eligible	Exercise
	Options	Price Range	Dollar Value
Name(1)	(#)	($)	($)(2)

All current employees who are not executive officers, as a group	1,398,592	$13.07 – $34.98	*

(1)	Our executive officers and members of our board of directors are not eligible to participate in the Option Exchange Program.

(2)	The dollar value of any benefits to Eligible Participants under the Option Exchange Program, if any, will depend on the Trailing Average Price and the closing price of our common stock as reported by NASDAQ on the Grant Date. Consequently, it is not possible to determine the benefits that might be received by the Eligible Participants.

Equity Compensation Plans

We maintain the following four equity compensation plans under which our equity securities are authorized for issuance to our employees and/or directors: Amended and Restated 1994 Stock Plan, Amended and Restated 2001 Special Stock Option Plan, 2004 Plan and 2005 Plan. Each of these equity compensation plans was approved by our stockholders. The following table represents information about these equity compensation plans as of December 27, 2008:

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)

Equity compensation plans approved by stockholders	3,523,931	$13.24	1,537,701
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	3,523,931	$13.24	1,537,701

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the market price of our common stock will be on the Grant Date. If the Option Exchange Program is approved, the exchange ratios will result in the issuance of fewer shares subject to the New Options than were subject to the exchanged Eligible Options and may result in an incremental compensation expense for financial reporting purposes. In addition, the Option Exchange Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future to remain competitive with our competitors. While we cannot predict how many Eligible Options will be exchanged, based on the number of outstanding stock options as of March 20, 2009 and assuming (1) a Trailing Average Price of $13.00, (2) the exchange ratios described above and (3) that all Eligible Options are exchanged in the Option Exchange

Program, we estimate a reduction in our overhang of outstanding stock options of approximately 658,034 shares. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

This proposal must receive an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on this proposal. Abstentions are included in the number of shares present or represented and voting on this proposal and will have the same effect as an “against” vote. Broker “non-votes” are not considered voted for this proposal and will have no effect.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE 2005 STOCK OPTION AND
INCENTIVE PLAN AND A STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES (EXCLUDING, AMONG OTHERS, OUR EXECUTIVE OFFICERS).

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 14, 2009. Stockholders who wish to make a proposal at the 2010 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between January 28, 2010 and February 27, 2010. If a stockholder who wishes to present a proposal fails to notify us by February 27, 2010 and such proposal is brought before the 2010 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2010 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 27, 2008, except that Dr. Chwang did not timely file a Form 4 with respect to one transaction.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2008 Annual Report, including audited financial statements for the fiscal year ended December 27, 2008, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

iRobot Corporation
Proxy for Annual Meeting of Stockholders
May 28, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2009. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://materials.proxyvote.com/462726
SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Thursday, May 28, 2009, at 2:00 p.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 13, 2009, a copy of which has been received by the undersigned.
          THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
SEE
REVERSE
SIDE
PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
     ☑ Please mark votes as in this example.
The Board of Directors recommends a vote FOR items 1, 2, AND 3.
1.	To elect three class I directors, nominated by the Board of Directors,, each to serve for a three-year term and until his successor has been duly elected and qualified, or until his earlier resignation or removal. The Board recommends a vote FOR all nominees.

NOMINEES: Colin M. Angle, Ronald Chwang, Ph.D., Paul J. Kern, Gen. U.S. Army (ret.)

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
☐	☐	☐

2.	To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending January 2, 2010. The Board recommends a vote FOR this proposal number 2.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
3.	To approve an amendment to the 2005 Stock Option and Incentive Plan and a stock option exchange program for eligible iRobot Corporation employees, excluding, among others, our executive officers, which would enable them to exchange certain out-of-the-money stock options issued under the Company’s equity plans, for new stock options exercisable for fewer shares of common stock with lower exercise prices and extended vesting terms. The Board recommends a vote FOR this proposal number 3.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN

4.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Signature of Stockholder

Date:	, 2009

Signature if held jointly
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
I/We will attend the annual meeting. ☐ YES     ☐ NO